News Release

Contacts:

Integra LifeSciences Holdings Corporation

Maureen B. Bellantoni                      Maria Platsis
Executive Vice President                   Vice President, Corporate Development
and Chief Financial Officer                (609) 936-2333
(609) 936-6822                             mplatsis@Integra-LS.com
maureen.bellantoni@Integra-LS.com


       Integra LifeSciences Reports Second Quarter 2006 Financial Results

                 Total Revenues For Quarter Exceed $100 million

Plainsboro, New Jersey, August 2, 2006 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its second quarter financial results. Total revenues in the second quarter of 2006 were $100.1 million, reflecting an increase of $30.3 million, or 43%, over the second quarter of 2005.

We reported net income of $8.0 million, or $0.26 per diluted share, for the second quarter of 2006, compared to net income of $7.7 million, or $0.23 per diluted share in the second quarter of 2005. Reported earnings per share for the second quarter of 2006 includes a $0.07 per diluted share impact related to the implementation of SFAS 123(R), Share-Based Payment. We adopted this new accounting standard on January 1, 2006 using the modified-prospective method, so we are not adjusting our historical financial statements to reflect the impact of share-based compensation. Therefore, earnings per share for the second quarter of 2005 do not reflect the impact of share-based compensation.

When adjusted for certain acquisition and restructuring related charges, costs related to systems integrations and the impact of share-based compensation, net income for the second quarter of 2006 was $13.4 million, or $0.41 per diluted share. Acquisition and restructuring related charges include costs associated with the closing of various facilities and related transitions, discontinuation of certain development programs, and other integration and restructuring related costs, including inventory fair value purchase accounting adjustments. In the second quarter of 2005, net income, when adjusted for certain charges set forth in the tables at the end of this release, was $9.6 million, or $0.29 per diluted share.

Operating income for the period was $13.2 million. Reported operating income includes the impact of share-based compensation expense.

"We achieved record revenues in the second quarter," said Stuart M. Essig, Integra's President and Chief Executive Officer. "During the quarter, we acquired Miltex Holdings, Inc. and began the integration of that business into Integra. In addition, we continued the integration of the Radionics Division of Tyco Healthcare Group LP into the company. In June, we announced our agreement to acquire Kinetikos Medical (KMI), which closed on July 31, and last month we launched a direct sales force in Canada through the acquisition of our longstanding Canadian distributor. Each of these transactions will play an important role in growing one or more of our businesses."

We present our revenues in two categories: Neurosurgical/Orthopedic Implants and Medical/Surgical Equipment.

Our revenues for the period were as follows:

                                    Three Months
                                   Ended June 30,            % Increase/
                                2006            2005          (Decrease)
                                ----            ----          ----------
                                  ($ in thousands)
  Revenue:
  Neuro/Ortho Implants         $38,896        $34,319             13%
  MedSurg Equipment             61,225        35,459              73%
                                ------        -------             ---
     Total Revenue            $100,121        $69,778             43%


In the Neuro/Ortho Implants category, sales of our Reconstructive Surgery implant products grew particularly well. Rapid growth in the NeuraGen(TM) Nerve Guide, the INTEGRA(TM) dermal repair products and sales of Newdeal products for the foot and ankle accounted for much of the increase in implant product revenues. INTEGRA(TM) dermal repair product revenues increased approximately 30% over the second quarter of 2005, nerve repair product revenues increased by 34%, and our Newdeal foot and ankle products increased approximately 35%. Our DuraGen(R) family of duraplasty products achieved record revenues in the quarter. Increased revenues of both the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product and the dental products we supply to Zimmer, also contributed to the growth in implant revenues.

In the MedSurg Equipment category, JARIT(R) surgical instruments, monitoring products and Radionics and Miltex products provided most of the year-over-year growth in product revenues for the second quarter. Radionics and Miltex products (both acquired in 2006) contributed $23.6 million of sales to the quarter.

Gross margin on total revenues in the second quarter of 2006 was 59%. We recognized $2.1 million in inventory fair value purchase accounting adjustments from the Radionics and Miltex acquisitions and $0.3 million in restructuring, manufacturing transfer and systems integration costs. These charges reduced our gross margin by approximately 2%.

Research and development expense increased $3.6 million in the second quarter of 2006 to $6.4 million. This increase was primarily attributable to accelerated spending on research and development activities, as well as the activities acquired in the Radionics transaction. We recognized $1.6 million in costs related to the discontinuation of an ultrasonic aspirator-related development project.

Selling, general and administrative expense increased by $11.2 million to $37.2 million in the second quarter of 2006, remaining at 37% of revenue. $3.2 million of this increase was attributable to the impact of adopting FAS 123(R), Share-Based Payment.

We reported net interest expense of $1.5 million in the second quarter of 2006, primarily due to increased borrowing on our revolving line of credit.

The Company generated $15.5 million in cash flow from operations in the second quarter of 2006. We repurchased 401,000 shares of our common stock in the quarter at an average price of $37.87 per share for an aggregate purchase price of approximately $15.2 million. At June 30, 2006, our cash and investments totaled $43.6 million and we had approximately $64.0 million drawn under our credit facility. After the closing of the KMI transaction, we had approximately $34 million in cash and investments and approximately $100.0 of outstanding borrowings under our credit facility.

We are updating our guidance for total revenues for the full years 2006 and 2007, including the impact of the recent KMI and Canada Microsurgical transactions. We are also updating our expectations for earnings per share and providing our initial guidance for the third quarter of 2006. In accordance with our usual practice, our expectations for 2006 and 2007 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

We expect to record an in-process research and development charge of between $4.0 million and $8.0 million in the third quarter of 2006 related to the KMI acquisition. The amount of the charge is currently under evaluation.

We expect total revenues in 2006 to be between $405 million and $420 million, and total revenues in 2007 to be between $500 million and $520 million.

The Company may incur significant costs this year in connection with restructuring and integration activities, including inventory purchase accounting charges related to the four acquisitions we have closed this year. We currently expect these charges to total approximately $11.4 million in 2006, of which $5.4 have already been incurred in the first half of the year.

The Company also expects the annual impact of estimated share-based compensation expense for 2006 and 2007 to be approximately $0.28 per diluted share.

We expect earnings per diluted share to be within a range of $1.03 to $1.18 in 2006 and within a range of $1.72 to $1.87 in 2007. Excluding restructuring and integration charges, in-process research and development charges, and the impact of estimated share-based compensation expense, we expect earnings per diluted share to be within a range of $1.69 to $1.76 in 2006. Excluding the impact of estimated share-based compensation expense, we expect earnings per diluted share to be within a range of $2.00 to $2.15 in 2007.

Our guidance for the third quarter of 2006 is for total revenues in the range of $110 million to $115 million, including an incremental contribution of approximately $33.0 million from product lines acquired this year, and earnings per diluted share of $0.08 to $0.20. We expect adjusted earnings per diluted share in the third quarter of 2006 to be within a range of $0.38 to $0.42, excluding restructuring and integration charges of $0.08, an in-process research and development charge of between $0.07 and $0.15, and the impact of estimated share-based compensation expense of $0.07.

We have scheduled a conference call for 9:00 am EST today, August 2, 2006, to discuss the financial results for the second quarter of 2006 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing
(719) 457-2662 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through August 16, 2006 by dialing (719) 457-0820 (access code 3716541) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company. We develop, manufacture, and market medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey. We have research, manufacturing and distribution facilities throughout the world. We have approximately 1,650 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products, third-party payors' willingness to provide reimbursement for these products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; our future net income results and our ability to effectively manage working capital may affect our future cash flows; and our ability to complete our restructuring and integration activities may affect our operating income. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures", and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "adjusted net income" and "adjusted earnings per share", which exclude share-based compensation expense, and charges related to systems integrations and acquisitions and restructurings, which are non-GAAP financial measures. We also provide guidance as to earnings per diluted share, excluding the impact of estimated share-based compensation expense and restructuring and integration charges. We believe that, given our on-going, active strategy of seeking acquisitions and our current focus on rationalizing our existing manufacturing and distribution infrastructure, focusing on these measures are useful additional bases to measure the performance of our business operations, both in this quarter and in future periods. In addition, excluding share-based compensation charges from our net income and earnings per share allows for comparability to historical periods that did not reflect the impact of share-based compensation. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                                       INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                           CONSOLIDATED FINANCIAL RESULTS
                                         (In thousands, except per share data)
                                                     (UNAUDITED)

Statement of Operations Data:

                                          ------------------------------------------------------  -----------------------
                                                                                                   Three Months Ended
                                                   Three Months Ended June 30, 2006                   June 30, 2005
                                          ------------------------------------------------------  -----------------------
                                               Reported     Adjustments          As Adjusted                Reported

 Total revenues                                $100,121                             $100,121                   $69,778

 Cost of product revenues                        41,373       $(2,600)   (a)          38,773                    27,518
 Research and development                         6,354        (1,710)   (b)           4,644                     2,787
 Selling, general and administrative             37,219        (3,348)   (c)          33,871                    26,041
 Amortization                                     2,017                                2,017                     1,289
                                                  -----         ------                 -----                     -----
 Total costs and expenses                        86,963        (7,658)                79,305                    57,635

 Operating income                                13,158         7,658                 20,816                    12,143

 Interest income (expense), net                  (1,479)                             (1,479)                        85
 Other income (expense), net                        (99)                                (99)                      (541)
                                                   ----                                ----                      -----

 Income before income taxes                      11,580         7,658                19,238                     11,687

 Provision for                                    3,603         2,260    (d)          5,863                      4,032
     income taxes                                 -----          -----                -----                      -----

 Net income                                      $7,977        $5,398               $13,375                    $ 7,655

 Earnings per share calculation:
 Add back of after tax interest
   expense                                          684                                 684                        488
                                                    ---                                 ---                        ---
 Net income for diluted EPS                      $8,661                             $14,059                     $8,143

 Diluted earnings per share                       $0.26                               $0.41                      $0.23

 Diluted weighted average
    Common shares outstanding                    33,804           154                33,958                     34,739


Notes:

(a) Equity based compensation charge, inventory fair value purchase accounting adjustments, employee terminations, acquisition integration, and systems integrations costs
(b)    Equity based compensation charge and R&D project discontinuation costs
(c) Equity based compensation charge, employee terminations related costs, and net share settlement fees
(d)    Adjustment to provision for income taxes for above adjustments

Condensed Balance Sheet Data:

                                                        June 30,    December 31,
                                                          2006         2005
                                                          -----        ----
 Cash and marketable securities,
    including non-current portion                       $43,643      $143,384
 Accounts receivable, net                                74,135        49,007
 Inventory, net                                          92,981        67,476
 Total assets                                           564,218       448,432

 Current liabilities                                    113,619        31,287
 Long-term debt                                         118,112       118,378
 Total liabilities                                      252,172       158,614

 Stockholders' equity                                   312,046       289,818



Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

A. Reconciliation of Net Income and Adjusted Net Earnings

                                                            Quarter Ended
                                                               June 30,
                                                          2006          2005
                                                      --------      --------
                                                          ($ in thousands,
                                                      except per share amounts)

Net Income                                              $  7,977      $ 7,655
Employee termination and related costs                       208        2,074
Equity-based compensation charge                           3,437           --
Inventory fair value adjustments                           2,149          197
Facility consolidation, acquisition integration,
      manufacturing transfer, system integration,
      and related costs                                      199          305
Discontinued product lines                                    --          478
Discontinued R&D project                                   1,578           --
Net share settlement costs                                    87           --
Tax effect on above adjustments                           (2,260)      (1,098)
                                                        ---------     --------
Adjusted Net Income                                     $ 13,375      $ 9,611

Earnings per share calculation:
Add back of after tax interest expense                       684          488
                                                        ---------     --------
Adjusted Net Income for diluted EPS                     $ 14,059      $10,099

Adjusted Diluted earnings per share                        $0.41        $0.29


Diluted weighted average common shares outstanding        33,804       34,739
Increase in potentially dilutive securities "as if"
   using intrinsic value method of accounting for
   share-based payment                                       154           --
                                                        ---------     --------
Diluted weighted average common shares outstanding
   For Adjusted Diluted earnings per share calculation    33,958       34,739

The calculation of diluted earnings per share for the above periods is presented in the table above.

B. Reconciliation of Projected Diluted EPS and Projected Adjusted Diluted EPS

                                                                Range
                                                       ----------------------
                                                         Low           High
                                                       ------         ------
Projected three months ended September 30, 2006:
Diluted EPS                                             $0.08         $0.20
Facility consolidation and acquisition integration
      and related costs, including inventory
      fair value adjustments, net of tax                 0.08          0.08
In-process research and development charge, net of tax   0.15          0.07
Share-based compensation expense, net of tax             0.07          0.07
                                                        ------        ------
Adjusted Diluted EPS                                    $0.38         $0.42


                                                               Range
                                                       ----------------------
                                                         Low           High
                                                       ------         ------
Projected year ended December 31, 2006:
Diluted EPS                                             $1.03         $1.18
Facility consolidation and acquisition integration
      and related costs, including inventory
      fair value adjustments, net of tax                 0.23          0.23
In-process research and development charge, net of tax   0.15          0.07
Share-based compensation expense, net of tax             0.28          0.28
                                                        ------        ------
Adjusted Diluted EPS                                    $1.69         $1.76


                                                               Range
                                                       ----------------------
                                                         Low           High
                                                       ------         ------
     Projected year ended December 31, 2007:
     Diluted EPS                                        $1.72         $1.87
     Share-based compensation expense, net of tax        0.28          0.28
                                                        ------        ------
     Adjusted Diluted EPS                               $2.00         $2.15


Source: Integra LifeSciences Holdings Corporation